UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                         SEC FILE NUMBER 0-9459
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

Form 10-KSB [x] Form 11-K [ ] Form 20-F [ ] Form 10-Q [ ] Form N-SAR [ ]

For Period Ended: March 31,1998

[ ]  Transition  Report  on Form  10-K
[ ]  Transition  Report  on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR
For the Transition Period Ended: _______________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:



PART I- REGISTRANT INFORMATION

Full Name of Registrant
                                Numex Corporation
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Former Name if Applicable

                                 Not Applicable
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Address of Principal Executive Office (Street and Number)

           14115 S. Pontlavoy Ave., Santa Fe Springs, California 90670
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City, State and Zip Code


PART II - RULES 12b-25b AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25
(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to the recent transition from the Company's former accountants to the Company's new accountants, the Company will require additional time complete the report.

PART IV - OTHER INFORMATION

     (1) Name and Telephone number of person to contact in regard to this notification

      Carmen Bastyr                     (562)                        404-7176
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      (Name)                        (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15d of the Securities Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

         [x] Yes           [ ] No

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(3)    Is it anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       [ ] Yes             [x] No


                               Numex Corporation
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Date     June 29, 1998                  By /s/  Jack I. Salzberg
                                           President and Chairman of the Board